EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into this 1st day of November, 2017, by and between Baytex Credit Corp, a Texas corporation, with its principal place of business in Houston, Texas (hereinafter referred to as the “Company”), and Martin D. Estill an individual residing in Houston, Texas (hereinafter referred to as “Employee”).

In consideration of the Company’s employment of Employee or continued employment by the Company, and in consideration of the mutual promises in this Agreement and the following covenants and conditions, and other good and valuable consideration, the parties hereto agree as follows:

1. SUPERSEDING AGREEMENT. This Agreement supersedes any and all other employment agreements, written or oral, between the Company and Employee.

2. EMPLOYMENT. The Company hereby employs Employee and Employee hereby accepts employment on a full-time basis for the term, at the salary, benefits and other consideration, and on the conditions specified in this Agreement and as prescribed by the Company’s policies.

3. DUTIES AND RESPONSIBILITIES.

A.	Employee agrees to perform the duties of President, together with such functions as are customarily performed by employees of a company in Texas with a similar position. The duties and hours of work of Employee may, from time to time, be modified and established by the Board of Directors and management of the Company during the term of this Agreement.

B.	Employee shall conform to the rules, regulations, instructions, personnel practices and policies of the Company now in force or any changes that hereafter may be adopted from time to time by the Company.

4. TERM OF EMPLOYMENT; EFFECTIVE DATE

A.	This Agreement shall be effective as of, and the effective date of this Agreement shall be November 10, 2017.

B.	The term of this Agreement shall expire on the first (1st) anniversary of its commencement unless renewed (in the manner hereinafter specified) or unless sooner terminated in accordance with the terms and provisions hereinafter set forth. If the Company desires not to renew this Agreement on the first maturity (or, if previously renewed, on any succeeding maturity date), the Company shall be obligated to: give Employee sixty (60) days written notice prior to the termination of this Agreement (or, if previously renewed, on any succeeding contract termination date) of the Company’s desire not to renew this Agreement; or give Employee less than the aforesaid sixty (60) days written notice, in which event the Company shall be required to pay Employee the compensation which would otherwise have been paid by the Company for two weeks after the date of termination set in the notice. In the event the Company has not given the notice described in the preceding sentence on or before any contract termination date after the commencement of the term of this Agreement, then this Agreement shall be automatically renewed for one year; and this Agreement may be renewed on any succeeding anniversary in like manner.

C.	In the event of the death of Employee during the term of this Agreement (its original term or as extended), this Agreement shall automatically be terminated upon the occurrence of such death; and in the event employee is disabled (irrespective of the cause or causes thereof and whether such disability is permanent or temporary) during the term of this Agreement, this Agreement may, at the option of the Company (exercisable by written notice to Employee at any time) be terminated at any time after the occurrence of such disability. The aforesaid prerogative of the Company to terminate this Agreement may be exercised by written notice from the Company to Employee. Employee shall be deemed “disabled” or under a “disability” (as such quoted terms are used in this paragraph) if due to illness or injury, Employee is rendered unable to perform the duties under this Agreement, in whole or in substantial part, for ninety (90) days or more (the phrase “substantial part” meaning to the extent of 15% or more). In the event this Agreement is terminated pursuant to this section, all warrants previously issued to Employee described in Exhibit A shall become vested and Employee or Employee’s estate shall have the right to exercise the warrant as to all the warrant shares not then previously exercised.

5. COMPENSATION OF EMPLOYEE.

During the term of this Agreement, Employee shall be entitled to a base monthly salary payable in arrears as follows:

A.	Salary: Monthly payments will be established by the Board in a separate document and attached to this Agreement, plus discretionary bonuses as may be set by the Board. The Company shall be entitled to make increases to the base monthly salary as decided by the Board in its sole discretion. The Company shall be entitled to make all payroll deductions from salary, bonuses and commissions as are required by law or otherwise apply uniformly to employees of the Company.

B.	Bonuses and Incentives: Employee shall receive bonuses based on the performance of the Company and Employee.

C.	Certain Other Benefits: During the term of this Agreement, Employee shall be entitled to the following additional benefits:

a.	Employee shall be included in such hospital, surgical, medical and dental benefit plans, group term life insurance plans, and pension, profit-sharing and/or retirement plans as are from time to time maintained by the Company (to the extent maintained) at the same level of contributions or benefits (as the case may be) as other employees of the Company similar in rank to Employee.

b.	Employee shall be reimbursed for reasonably and necessarily incurred business expenses in accordance with such policies for approval and/or reimbursement as are from time to time established by the Company and uniformly applied to employees of the Company similar in rank to Employee; provided, however, that the Company may refuse to reimburse Employee for expenses for which Employee cannot or does not provide an accounting or documentation which states the amount of expenditure, the date, place, and essential character of the expenditure, the business reason for the expenditure and/or the nature of the business derived or expected to be derived as a result of the expenditure. The Company shall determine, in its sole discretion, those expenditures which constitute “reasonable business expenses.”

c.	Employee shall be entitled to four weeks (20 days) annual vacation with pay.

d.	Employee shall be entitled to such other benefits as are then customarily furnished to other executive officers and key employees of the Company similar in rank to Employee, including but not limited to 401K Plans, stock bonus plans and incentive stock plans.

6. CONFIDENTIAL INFORMATION OF EMPLOYER AND PROTECTION OF INTELLECTUAL PROPERTY OF COMPANY.

A.	Restrictive Covenant. During the term of this Agreement, Employee will have access to and has received certain confidential information of the Company and its subsidiaries, parent and affiliated corporations and certain shareholder records of same, including, but not limited to, corporate books and records, financial information, personnel information, lists of customers, customer relations, special know-how, trade secrets, intellectual property and other information. Employee recognizes and acknowledges that such confidential information is a valuable, special and unique asset of the Company and that the Company’s business is dependent on the same. To insure the continued secrecy of this confidential information and in consideration for the employment or continued employment by the Company, Employee agrees and covenants not at any time during the term of this Agreement and for a period of two years from the date of termination with the Company, regardless of the cause of such termination, either directly or indirectly, or by aid to others:

a.	Make use of or divulge to any person, firm, corporation or other entity (collectively referred to as an “Entity”) any trade secrets, confidential intellectual property, customer lists, or any other information used by Employee in the performance of Employee’s duties on behalf of the Company, or fail to keep confidential all information obtained in the Company’s business.

b.	Provide, perform or aid, directly or indirectly, in the providing or performance of, any service which is the same as or similar to any service performed or provided by Employee for the Company for or on behalf of any Entity which was a client or customer of the Company at the time of termination of Employee’s employment with the Company (any such Entity being herein referred to as the “Company’s Customer”).

c.	Discuss with a Company’s Customer, or with any employee or agent of any Company’s Customer, the possibility of Employee’s providing or performing or aiding, directly or indirectly, in the providing or performing, of any service prohibited by paragraph 6.A.(b) above, on behalf of such Company’s Customer.

d.	Discuss with any person who is, at the time of such discussion, an employee of the Company, the possibility of such person’s working for or with Employee to provide or perform (or aid, directly or indirectly, in the providing or performing) on behalf of any Entity any service which is the same as or similar to any service provided by such person in the scope of such person’s employment with the Company.

e.	Employ any person, who was an employee of the Company on the date of termination of Employee’s employment with the Company, to perform or provide (or aid, directly or indirectly, in the providing or performing) on behalf of any Entity any service which is the same as or similar to any service performed or provided by such person in the scope of such person’s employment with the Company.

f.	Take any action, directly or indirectly, which would tend to divert from the Company any trade or business with any of the Company’s Customers or any Entity whose identity or potential as a customer was confidential or learned by Employee during the course of the employment with the Company.

Employee additionally covenants not to disclose to any person, firm or corporation any information which is not otherwise known to the public concerning the business, customers or affairs of the Company or its subsidiaries or affiliates which Employee may acquire in the course of or as an incident to the employment and service on behalf of the Company.

Employee agrees that the provisions contained in this Paragraph 6 are of vital importance to the Company and that if any question shall ever arise as to whether any act of Employee is prohibited by this Paragraph 6, then, in all instances in which it is reasonable to interpret any provision of this Paragraph 6 to prohibit such act, such interpretation shall be controlling notwithstanding that it may also be reasonable to interpret such provision to permit such act. The geographic area covered by this Restrictive Covenant is the Houston Texas Metropolitan Region and any other area within the State of Texas and State of Washington in which the Company is transacting business at the time of termination of Employee’s employment (or within the maximum area permitted by law surrounding the Company’s principal offices in Houston and Seattle, whichever is less).

B.

Work Product. Upon the termination of employment, Employee shall not take from the premises of the Company, or otherwise retain, any records, files or other documents, or copies thereof, relating to the business or affairs of the Company. As further consideration for said employment, Employee hereby assigns and agrees to assign to the Company, its successors and assigns:

	a.	All rights to computer programs, maps, plats, codes, drawings, blue prints, manuals, documents, brochures, flow charts, notes, research material, prospective customer lists, etc., which Employee made, conceived, or received during the term of the employment with the Company, in hard copy or electronic or magnetic media;

	b.	Employee will promptly disclose to the Company information relating to said computer programs, maps, plats, codes, drawings, blue prints, manuals, documents, brochures, flow charts, notes, research material, prospective customer lists, etc., and will execute, acknowledge, and deliver all papers and media and perform all other acts as may be necessary in the opinion of the Company to vest title to such material in the Company, its successors and assigns.

C.	Works Made for Hire and Inventions. Employee will promptly disclose to Company any and all inventions, discoveries, and improvements conceived or made by Employee during the period of employment and related to the business or activities of Company. Employee will assign and agrees to sign all of Employee’s interests therein to Company or its nominee. Employee agrees to execute all applications or other instruments that the Company deems necessary to apply for any protection for the inventions including letters patent in the U.S. or any other jurisdiction, and this obligation shall survive the termination of my Employment and is binding on my legal representatives. Employee agrees that any computer software and documentation made by Employee during the period of employment and related to the business, operation or activities of Company shall be considered “works made for hire” under the copyright laws of the United States and Employee agrees to execute any assignments or other documents reasonably necessary to vest full ownership in Company. Employee further agrees to assist the Company in securing and defending any patent in which Employee is an inventor or copyright of which Employee is the author if a contest is made. If this covenant arises after termination of employment, the Company shall pay reasonable compensation for this work.

D.	Remedies. In the event of a breach or threatened breach by Employee of the provisions of this Paragraph, the Company shall be entitled to seek an injunction restraining Employee from disclosing, in whole or in part, the confidential information concerning its intellectual property and the lists of the Company’s customers, rate and pricing structures, discount policies or other confidential business information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Employee.

7. TERMINATION

A.	Termination with Cause. The Company may terminate the employment of Employee with cause. “Cause” for termination by the Company shall include but shall not be limited to,

	a.	Employee’s failure or refusal to observe and keep any and all covenants or obligations to be performed or kept under the terms of this Employment Agreement or as required by other work rules, policies or guidelines from time to time established by the Company and communicated, in writing, to Employee and/or the Company’s employees in general;

	b.	The breach by Employee of fiduciary duty involving personal profit;

	c.	Employee’s willful violation of law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist orders or any crime of moral turpitude;

	d.	Theft, embezzlement, diversion, appropriation or other misapplication of the Company funds, accounts or confidential information;

	e.	Dishonesty, habitual neglect, gross insubordination or willful misconduct of Employee;

	f.	Drug, alcohol or other substance abuse.

In the event that the Company should ever terminate the employment of Employee for what the Company asserts is “for cause” and it is later determined by a court of competent jurisdiction in a judgment which is or becomes final and non-appealable that such termination was not “for cause,” then the liability of the Company to Employee shall be determined by the court of competent jurisdiction.

B.

Termination without Cause. The Company may terminate the employment of the Employee without cause at the sole discretion of the Board of Directors. In the event Employee is terminated without cause, Employee shall be entitled to:

	a.	Severance. Employee shall be entitled to receive the then current base monthly salary for the remaining period of this Agreement or twelve (12) months, whichever is longer (the “Severance Period”). Such monthly salary shall be paid in accordance with existing payroll practices.

	b.	Benefits. Employee shall be entitled to continue participation in employee health and other benefit programs at levels consistent with those in place at the time of termination during the Severance Period. The cost of these other benefits shall be paid by Employee and the Company consistent with the then current practices at the time of termination.

	c.	Warrant Vesting Acceleration. All warrants previously issued to Employee and described in Exhibit A shall become vested and Employee shall have the right to exercise the warrant as to all warrant shares not then previously exercised.

C.

Employee’s Permanent Disability. For the purposes hereof, Employee shall be deemed to have become permanently disabled if, during any consecutive twelve (12) month period, because of ill health, physical or mental disability, or for other causes beyond his control, Employee shall have been continuously unable or unwilling or shall have failed to have performed the duties under this Agreement for ninety (90) consecutive days, or, if, during any such twelve (12) month period, Employee shall have been unable or unwilling or shall have failed to perform the duties for a total period of ninety (90) days, either consecutive or not. If Employee is to be terminated for cause, under 7.A.(1) above, the Company will, prior to such termination, may give Employee a sixty (60) day period in which to cure or remedy the cause for termination. If at the end of such sixty (60) day period, the Employee has not cured or remedied the cause for termination to the full satisfaction of the Company, the Employee may be immediately terminated without any additional notice. The Company may elect, but shall not be obligated, to extend beyond sixty (60) days the period during which Employee shall be entitled to remedy or cure the cause for termination; provided, however, that no such extension shall preclude the Company from terminating Employee at any time after such sixty (60) day period without further notice. In the event this Agreement is terminated pursuant to this section, all warrants previously issued to Employee described in Exhibit A shall become vested and Employee or Employee’s estate shall have the right to exercise the warrant as to all the warrant shares not then previously exercised.

8. ASSIGNMENT OF AGREEMENT. The Company may assign this Agreement (and this Agreement shall be deemed assigned) without the consent of the Employee in connection with any merger of the Company with or into any other institution or entity; any other assignment of this Agreement by the Company may be made only with the written consent of Employee; in the event of any such assignment, all covenants, conditions and provisions hereunder shall inure to the benefit of and be enforceable by or against the successors and assigns of the Company. The rights and obligations of Employee under this Agreement are personal to Employee, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer.

9. NOTICE. Any notice given under this Agreement to either party shall be given in writing. Any such notice shall be deemed to be given when mailed to any such party by registered or certified mail, postage prepaid, addressed to such party at the respective addresses set out below, or at such other addresses as either party may hereafter designate (by written notice provided in accordance with this paragraph) as its address for purposes of notice hereunder:

Employee Address:	Martin D. Estill 507 West 25th St
Houston, TX 77008

Company Address:	Baytex Credit Corp
4899 Montrose, # 805
Houston, TX 77006

10. WAVIER OF BREACH. The wavier by either party of a breach of any provision(s) of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision(s) of this Agreement.

11. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties. No affirmation, representation, covenant or agreement not expressed herein shall be binding on either party.

12. AMENDMENT. This Agreement may be changed, modified or amended at any time and in any respect by the agreement of the parties hereto without the consent of any other person; provided, however, that no change, modification or amendment shall be binding unless same shall have been reduced to a writing and signed by the party against whom enforcement of the change, modification or amendment is sought.

13. APPLICABLE LAW. The parties intend and agree that the laws of the State of Texas hereunder shall govern the terms and provisions of this Agreement and the performance of the parties.

14. SEVERABILITY. In the event that any portion(s) of this Agreement is declared to be invalid or illegal by final judgment of any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect notwithstanding the invalidity or illegality of the other portion(s).

15. MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which, together, shall constitute one and the same instrument.

EXECUTED in multiple counterparts at Houston, Texas on this 1st day of November, 2017, but with an effective date as set forth herein.

THE COMPANY:		EMPLOYEE:

Baytex Credit Corp

By:	/s/ William V. Walker	/s/ Martin D. Estill
Martin D. Estill